Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan José Román	Kathy Waller
Vice President of Finance & CFO	Co-President
(787) 749-4949	(312) 640-6696
Triple-S Management Corporation Reports Third Quarter 2008 Results; Board
Approves Share Repurchase Authorization of up to $40 Million
SAN JUAN, Puerto Rico, October 30, 2008 – Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced record consolidated revenues for the three months ended September 30, 2008. Net income of $9.5 million, or $0.29 per diluted share, includes an after tax net loss of $5.4 million, or $0.17 per diluted share, in net realized and unrealized losses on investments and derivatives. Also, the Company’s Board of Directors has authorized the repurchase of up to $40 million of the Company’s common shares, to be effected by means to be determined after the December 6, 2008 expiration of the lockup agreement.
Third-Quarter Highlights
•	Net premiums earned increased 15.3 percent year over year to $433.2 million

•	Operating income was $22.6 million

•	Excluding net realized and unrealized losses and a loss from derivatives included within other income (expenses), and excluding prior period unfavorable reserve developments in the managed care segment, net of tax, pro forma net income was $18.2 million and diluted earnings per share were $0.57, based on 32.2 million weighted average shares outstanding

•	Medical Loss Ratio (MLR) rose 170 basis points to 88.6 percent; excluding prior period unfavorable reserve developments, the MLR would have been 88 percent

•	Consolidated operating expense ratio improved 80 basis points to 14.5 percent

•	Continued expansion of Medicare Advantage business: over 80,000 additional members at September 30, 2008, a 74.1 percent year-over-year increase
“We achieved a solid top-line performance in the quarter. As expected, our managed care segment delivered significant growth in the Medicare Advantage business. We continued to leverage our infrastructure by managing administrative costs without sacrificing the quality of care that we provide to each of our members,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. ”While we are disappointed with our managed care MLR, and in particular the MLR for our Medicare Advantage dual eligible product, our Commercial MLR has shown great improvement. We have a thorough understanding of the issues involved with the Medicare Advantage dual eligible product and are working aggressively to reduce our MLR. We continue to execute on our focused business strategy and believe wholeheartedly that we are well positioned for 2009 and beyond.”
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Consolidated operating revenues for the three months ended September 30, 2008 were $451.8 million, 15.6 percent higher than the same period of the previous year. The increase was principally due to growth in Medicare Advantage membership enrollment; however, we also experienced growth in Commercial and Reform premiums due to premium rate increases.
Consolidated claims incurred and operating expenses for the quarter were $429.2 million, an increase of 16.6 percent from a year ago. Consolidated claims incurred were up $55.6 million, or 17.9 percent, largely due to increased claims in the managed care segment driven by higher enrollment and utilization trends, particularly in the Medicare Advantage business. The consolidated loss ratio rose 190 basis points to 84.4 percent, primarily due to higher utilization trends in the managed care segment. Claims incurred in this quarter included an unfavorable development from the June 30, 2008 managed care reserves of $4.6 million, or $0.10 net of tax per diluted share. Consolidated operating expenses increased by $5.6 million, or 9.7 percent, to $63.6 million, primarily attributable to the higher Medicare Advantage volume of business. The consolidated operating expense ratio improved 80 basis points to 14.5 percent in 2008 mainly due to our scalable infrastructure that enabled us to manage the aforementioned volume increase.
Net income for the three months ended September 30, 2008 was $9.5 million, or $0.29 per diluted share, based on weighted average shares outstanding of 32.2 million. This compares with net income for the three months ended September 30, 2007 of $15.5 million, or $0.58 per diluted share, based on weighted average shares of 26.8 million. Excluding the effect of realized and unrealized gains (losses) on investments and derivatives and prior period reserve developments in the three months ended September 30 in both 2008 and 2007, net of taxes, pro forma net income was $18.2 million, or $0.57 per diluted share, based on weighted average shares outstanding of 32.2 million, in the quarter ended September 30, 2008, compared with $12.9 million, or $0.48 per diluted share, based on weighted average shares outstanding of 26.8 million, in the comparable 2007 quarter.
Pro Forma Net Income

(Unaudited)	Three months ended Sept. 30,		Nine months ended Sept. 30,
(dollar amounts in millions)	2008	2007	2008	2007
Pro forma net income
Net income	$9.5	15.5	$22.8	40.8
Net realized investment (gains) loss net of tax	0.9	(1.0)	1.9	(5.0)
Net unrealized investment (gains) losses on trading securities net of tax	3.1	(0.5)	9.2	0.6
Derivative (gain) loss net of tax	1.4	0.7	3.5	(0.4)
Prior period (favorable) unfavorable reserve developments net of tax	3.3	(1.8)	3.4	(8.6)
Retroactive Reform premium adjustment net of tax	—	—	—	(1.2)
Pro forma net income	$18.2	12.9	$40.8	26.2
Diluted pro forma net income per share	$0.57	0.48	$1.27	0.98
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Continued Progress for the Nine Months
For the nine months ended September 30, 2008, consolidated operating revenues rose 14.4 percent to $1,310.7 million, primarily reflecting the growth in the managed care segment. Consolidated claims incurred for the nine months ended September 30, 2008 were $1,070.6 million, up 17.0 percent year over year. The consolidated loss ratio increased 210 basis points to 85.2 percent. Nine-month consolidated operating expenses were $185.0 million and the operating expense ratio improved 100 basis points to 14.6 percent. Pro forma net income for the nine months ended September 30, 2008 was $40.8 million, or $1.27 per diluted share, based on weighted average shares outstanding of 32.2 million, compared with $26.2 million, or $0.98 per diluted share, based on weighted average shares outstanding of 26.7 million at the same time last year.
For the nine-month period ended September 30, 2008, net cash used in operating activities amounted to $19.9 million. This is mainly due to the fact that the Company collected in advance $22.8 million in managed care premiums in December 2007 that were recognized in January 2008. In addition, premiums receivable for the managed care segment as of September 30, 2008 increased by approximately $43.8 million, mostly from the Government of Puerto Rico and its instrumentalities, which were subsequently collected. Excluding both situations, cash flow from operations would have been $46.7 million.
As of September 30, 2008, Triple-S Management had $80.5 million in parent company cash, cash equivalents, and investments, most of which resulted from the IPO’s net proceeds.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.

	Three months ended Sept. 30,			Nine months ended Sept. 30,
(Unaudited)			Percentage			Percentage
(dollar amounts in millions)	2008	2007	Change	2008	2007	Change
Operating revenues:
Managed Care	$399.0	340.4	17.2%	$1,154.1	996.0	15.9%
Life Insurance	27.7	25.8	7.4%	80.7	78.2	3.2%
Property and Casualty	25.8	26.1	(1.1%)	78.2	76.9	1.7%
Other	(0.7)	(1.4)	(50.0%)	(2.3)	(5.1)	(54.9%)

Total operating revenues	$451.8	390.9	15.6%	$1,310.7	1,146.0	14.4%

Operating income:
Managed Care	$15.1	17.5	(14.3%)	$34.4	39.4	(12.9%)
Life Insurance	3.0	2.6	15.4%	8.7	8.3	4.8%
Property and Casualty	2.9	1.4	107.1%	7.3	6.4	14.1%
Other	1.6	1.4	14.3%	4.7	3.1	51.6%

Total operating income	$22.6	22.9	(1.3%)	$55.1	57.2	(3.7%)

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	Three months ended Sept. 30,			Nine months ended Sept. 30,
(Unaudited)			Percentage			Percentage
(dollar amounts in millions)	2008	2007	Change	2008	2007	Change
Operating margin:
Managed Care	3.8%	5.1%		3.0%	4.0%
Life Insurance	10.8%	10.1%		10.8%	10.6%
Property and Casualty	11.2%	5.4%		9.3%	8.3%
Consolidated	5.0%	5.9%		4.2%	5.0%
Managed Care Results Summary
Total medical premiums earned for the three months ended September 30, 2008 were $387.9 million, up 17.2 percent versus the same period a year ago, primarily due to an increase in Medicare Advantage member months enrollment and a change in the product mix within this sector, coupled with rate increases across all businesses.
Medical premiums earned in the Medicare business rose $45.2 million to $113.1 million for the three months ended September 30, 2008. This reflected an increase in member months enrollment of 78,581, or an increase of 55.0 percent, and a change in the product mix. The rise in member months is the net result of an increase of 80,690, or 74.1 percent, in Medicare membership and a decrease of 2,109, or 6.2 percent, in PDP membership.
Medical premiums earned in the Reform business increased $5.0 million, or 5.9 percent, to $90.4 million for the three months ended September 30, 2008. The fluctuation is primarily due to the effect in the 2008 period of the nearly 10 percent premium rate increase effective on July 1, 2008 and a decrease in member months enrollment of 41,923, when compared to the same period last year.
Medical premiums earned in the Commercial business increased by $6.6 million, or 3.7 percent, to $184.4 million for the three months ended September 30, 2008. The increase is attributable an average 5 percent premium rate hike in corporate accounts and a decrease in the fully-insured member months enrollment of 8,243, or 0.7 percent.
Medical claims incurred were up $56.2 million, or 19.5 percent, to $343.8 million. The overall MLR rose 170 basis points for the three months ended September 30, 2008, to 88.6 percent. The Medicare business experienced an overall year-over-year increase in utilization trends and had a higher concentration of dual-eligible members. Partially offsetting the rise in the Medicare MLR was a decline in the Reform MLR. The Commercial MLR increased by 230 basis points. However, if we consider the effect of reserve developments in both periods, the MLR actually decreased by 180 basis points.
Operating expenses rose $4.9 million, or 13.9 percent, to $40.2 million, compared with the same period last year. The increase is primarily attributable to the higher volume, particularly within the Medicare business. The segment’s operating expense ratio decreased 30 basis points, to 10.2 percent.
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	Three months ended		Nine months ended
Managed Care	September 30,		September 30,
Additional Data	2008	2007	2008	2007
Member months enrollment
Commercial:
Fully-insured	1,234,011	1,242,254	3,698,285	3,743,350
Self-funded	527,145	483,459	1,522,524	1,447,287
Total Commercial	1,761,156	1,725,713	5,220,809	5,190,637

Reform	1,024,093	1,066,016	3,089,384	3,199,546
Medicare	221,412	142,831	627,769	407,675
Total member months	3,006,661	2,934,560	8,937,962	8,797,858

Medical loss ratio	88.6%	86.9%	89.4%	87.7%
Operating expense ratio	10.2%	10.5%	10.3%	11.0%

Managed Care	As of September 30,
Membership by Segment	2008	2007
Members
Commercial:
Fully-insured	411,524	415,055
Self-funded	176,549	161,545
Total Commercial	588,073	576,600

Reform	340,710	352,722
Medicare	73,893	48,291
Total members	1,002,676	977,613

Managed Care	As of
Days claims payable	Sept. 30, 2008	June 30, 2008
	60.9 days	60.5 days
Investment Portfolio Review
Despite the recent turbulence in global capital markets, Triple-S’ investment portfolio and capital position remains solid. The Company has minimal exposure ($496,000) to equity of companies that have gone bankrupt, been part of a distressed sale, or had the federal government step in to provide financial assistance. In addition, we recorded an other-than-temporary impairment amounting to $ 1.5 million related to a corporate bond issued by one of the previously mentioned companies. Moreover, less than 9% of its $1.1 billion investment portfolio is exposed to corporate asset- or non-agency mortgage-backed securities. Finally, financial services bonds represent just 1.7% of the total investment portfolio, well below that of its peers.
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Share Repurchase Plan
Triple-S has both Class A and B common shares. Class A shares do not trade on a public market and only the Board of Directors can authorize their conversion to Class B shares. In recognition of the fact that 4.9 million Class A common shares will become transferable when the lockup period expires on December 6, 2008 and that 2.2 million Class A shares have been transferable since the IPO, the Company’s Board of Directors has authorized the repurchase of up to $40 million of common shares following the lock-up expiration using available cash on hand, subject to interest on the part of Class A shareholders. Such a repurchase could be effected by an open-market repurchase program, a tender offer or any other means. In the event that demand for the repurchase of Class A shares amounts to less than $40 million, the Board of Directors may use the balance of the $40 million share authorization to repurchase Class B shares on the open market.
Revised 2008 Guidance
The Company’s 2008 revised outlook is as follows:
•	Total medical enrollment is expected to grow approximately 4–4.5 percent, with Medicare Advantage enrollment rising approximately 47-52 percent, up from our previous estimate of 45-48 percent.
•	Consolidated operating revenues are now anticipated to be $1.73-$1.76 billion, an increase from our prior estimate of $1.70-$1.74 billion.
•	Consolidated loss ratio is expected to be 84.5-85.0 percent, a 100 basis point increase from previous guidance, with the managed care MLR now ranging between 88.5-89.0 percent, driven largely by the Company’s Medicare dual eligible product.
•	Consolidated operating expense ratio is unchanged and anticipated to be approximately 14.7 percent.
•	The Company reduced its earnings per share expectation to $1.72-$1.82 from $1.88-$1.98, based on 32.2 million weighted average diluted shares outstanding, which excludes net realized and unrealized gains (losses) on investments and derivatives.
Conference Call and Webcast
Management will host a conference call and webcast Thursday, October 30 at 10:00 a.m. Eastern Time to discuss its financial results for the third quarter and nine months ended September 30, 2008, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-257-3401, and international callers should dial 1-303-262-2141 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio
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application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is the largest managed care company in Puerto Rico and has the exclusive right to use the Blue Shield name and mark throughout the country. It holds a leading market position, with approximately 1 million members across all regions, or about 25 percent of the population. With more than 45 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare and the Reform markets. It also provides complementary products and services. The Company is the largest provider of life and accident and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com.
Forward-looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
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•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management and utilization management programs
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	September 30,	December 31,
	2008	2007
Assets

Investments	$1,051,419	$1,011,009
Cash and cash equivalents	43,451	240,153
Premium and other receivables, net	250,562	202,268
Deferred policy acquisition costs and value of business acquired	125,322	117,239
Property and equipment, net	50,101	43,415
Other assets	48,510	45,458

Total assets	$1,569,365	$1,659,542

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$706,174	$726,519
Accounts payable and accrued liabilities	177,545	279,539
Borrowings	201,512	170,946

Total liabilities	1,085,231	1,177,004

Stockholders’ equity:
Common stock	32,329	32,309
Other stockholders’ equity	451,805	450,229

Total stockholders’ equity	484,134	482,538

Total liabilities and stockholders’ equity	$1,569,365	$1,659,542

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$1,256,775	$1,101,614
Administrative service fees	12,081	11,034
Net investment income	41,806	33,397

Total operating revenues	1,310,662	1,146,045

Net realized investment gains (losses)	(2,233)	6,163
Net unrealized investment loss on trading securities	(10,806)	(764)
Other income (loss), net	(1,308)	1,842

Total revenues	1,296,315	1,153,286

Benefits and expenses:
Claims incurred	1,070,572	915,374
Operating expenses	185,002	173,439

Total operating costs	1,255,574	1,088,813

Interest expense	11,348	11,948

Total benefits and expenses	1,266,922	1,100,761

Income before taxes	29,393	52,525

Income tax expense	6,583	11,725

Net income	$22,810	$40,800

Basic net income per share	$0.71	$1.53

Diluted earnings per share	$0.71	$1.53
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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	September 30,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$433,219	$375,803
Administrative service fees	4,448	3,908
Net investment income	14,072	11,229

Total operating revenues	451,739	390,940

Net realized investment gains (losses)	(1,101)	1,183
Net unrealized investment loss on trading securities	(3,605)	588
Other income, net	(1,147)	(525)

Total revenues	445,886	392,186

Benefits and expenses:
Claims incurred	365,585	310,033
Operating expenses	63,572	57,944

Total operating costs	429,157	367,977

Interest expense	3,749	3,938

Total benefits and expenses	432,906	371,915

Income before taxes	12,980	20,271

Income tax expense	3,509	4,781

Net income	$9,471	$15,490

Basic net income per share	$0.29	$0.58

Diluted earnings per share	$0.29	$0.58
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	Unaudited	Historical
	2008	2007
Net cash (used in) provided by operating activities	$(19,894)	$51,490

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	162,802	101,828
Fixed maturities matured	65,088	25,733
Equity securities	4,449	1,000
Securities held to maturity:
Fixed maturities matured	20,107	7,172
Acquisition of investments:
Securities available for sale:
Fixed maturities	(449,515)	(147,357)
Equity securities	(17,069)	(16,759)
Securities held to maturity:
Fixed maturities	(554)	(4,891)
Net disbursements for policy loans	73	(297)
Net capital expenditures	(12,116)	(6,329)

Net cash used in investing activities	(226,735)	(39,900)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	17,992	17,477
Repayments of short-term borrowings	(864,419)	(43,559)
Proceeds from short-term borrowings	896,214	43,559
Repayments of long-term borrowings	(1,229)	(11,730)
Dividends	—	(2,448)
Proceeds from policyholder deposits	7,156	5,133
Surrenders of policyholder deposits	(5,793)	(5,614)
Other	6	1

Net cash provided by financing activities	49,927	2,819

Net increase in cash and cash equivalents	(196,702)	14,409

Cash and cash equivalents, beginning of period	240,153	81,564

Cash and cash equivalents, end of period	$43,451	$95,973

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